EXHIBIT 10.6

                    EMPLOYMENT/RETIREMENT BENEFITS AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into as of the 15th day of February, 1999, by and between POST, BUCKLEY, SCHUH & JERNIGAN, INC., THE PBSJ CORPORATION, Florida corporations with principal offices in Miami, Florida (together hereinafter referred to as the "Corporation"), and WILLIAM W. RANDOLPH, 26 Hunting Lodge Drive, Miami Springs, Florida 33166 (hereinafter referred to as the "Employee").

         WHEREAS, the Corporation is engaged in the business of rendering engineering services as well as allied professional services; and

         WHEREAS, the Employee has been employed continuously by the Corporation since August 14, 1967, has served as an officer and director for many years and has been instrumental in the development, expansion and success of the business of the Corporation; and

         WHEREAS, the Corporation, through its Board of Directors, recognizes that the future services of the Employee will be of great value to the Corporation, and

         WHEREAS, the Employee is willing to continue in the employ of the Corporation for the period specified in this Agreement and on the terms and conditions herein set forth; and

         WHEREAS, the Corporation and the Employee desire to replace that certain employment and consulting agreement between the Corporation and the Employee, dated September 24, 1986, as amended, with this Agreement; and

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         WHEREAS, the Corporation desires to provide to the Employee the additional benefits specified in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Employment.

            (a) The Corporation agrees to employ the Employee and the Employee agrees to serve the Corporation, during the employment terms specified in paragraph 2 hereof in an executive capacity. The Employee and the Corporation must mutually agree to any work assignments during the third term of Employment, Paragraph 2(c). The Employee will not be required to perform any services hereunder which will necessitate moving his residence from Miami Springs, Florida, unless he agrees, in writing, to such relocation.

         2. Employment Term and Compensation.

            (a) The first term of employment of the Employee shall continue from the date of this Agreement until December 31, 1999. For this full-time service, the Corporation shall pay to the Employee the amount of $226,000 per annum.

            (b) The second term of employment shall commence on January 1, 2000 and continue until December 31, 2000. For this part-time service, the Corporation shall pay to the Employee an amount equal to sixty percent (60%) of the Employee's 1999 compensation as salary and a bonus amount equal to sixty (60%) percent of the average of the three highest executive officers' bonuses for the fiscal year 2000.

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            (c) The third term of employment shall commence on January 1, 2001 and continue until March 1, 2005. For this part time service, the Corporation shall compensate the Employee at the rate of One Thousand Dollars ($1000.00) per day for each day or portion thereof, including travel and preparation time, when authorized by the Corporation in writing. There shall be no compensation for time spent during the first forty-five (45) days of work authorized by the Corporation each year during the Years 2001 and 2002 or to attend Board meetings.

         3. Termination of Employment.

            (a) Upon the Employee's termination of employment for cause by the Corporation under this paragraph 3, the Corporation shall commence supplemental income payments hereunder. Cause shall mean (I) fraud or misappropriation of corporate funds; or (ii) conviction of a felony involving moral turpitude and such conviction is no longer subject to direct appeal.

            (b) The Employee's employment with the Corporation shall not be deemed to have been terminated because of the Employee's absence or the failure of the Corporation to authorize work assignments.

         4. Retirement Term and Compensation.

            The Retirement Term shall commence on March 2, 2005 and continue for eleven (11) years until March 1, 2016. During the retirement term, the Corporation shall compensate the Employee at the rate of One Thousand Dollars ($1000.00) per day for each day or portion thereof, including travel and preparation time, when authorized by the


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Corporation in writing. There shall be no compensation for time spent to attend
Board meetings.

            In the event of the death or disability of the Employee during the Retirement Term or during the third term of the Employment Term (2(c), the Corporation shall pay the Employee's wife the sum of Twenty-five thousand ($25,000.00) per annum, paid quarterly, for the remainder of the Terms through December 31, 2015. This sum shall be adjusted by the lesser of the CPI or three per cent (3%) each January 1st, commencing on January 1, 2000.

         5. Expenses During Employment and Retirement Term

            The Corporation shall reimburse the Employee for all reasonable expenses incurred by him during the employment term and the eleven (11) year retirement term.

            Reasonable expenses shall include but are not limited to those items currently provided to the Employee, in accordance with policies of the
Corporation:

               (a) Cellular Telephone (one).

               (b) State-of-the-Art Computer (new unit every three years).

               (c) Internet Access Charges.

               (d) Professional/Financial Newspapers and Magazines.

               (e) Airline Club Membership (one).

               (f) Inclusion as American Airlines Platinum Tier member (or equivalent at another airline).

               (g) Budget Rental Car Optimum level (or equivalent at another company).

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               (h) Annual Tax Return Preparation.

               (i) Annual Physical Exam.

               (j) Use of Breckenridge Condominium for two weeks per year including one week during ski season.

               (k) Automobile lease including insurance, tag, maintenance and repairs.

               (l) Air fare; business (or first class where business is not available).

            Expenses of the Employee under sub paragraphs 5(k) and 5(l) shall be limited to Twenty-five Thousand ($25,000.00) dollars per annum. This sum shall be adjusted by the lesser of the CPI or three per cent (3%) each January 1st, commencing on January 1, 2000.

         6. Competition.

            The Employee agrees to not compete with the Corporation.

         7. Insurance Benefits.

            As additional compensation to the Employee for services performed before the Employee's retirement, the Corporation shall continue to pay for and provide to the Employee and his wife, for so long as either of them shall live, major medical and hospitalization insurance benefits of equal coverage and substantially similar to those major medical and hospitalization insurance benefits paid for and provided to senior executives of the Corporation. The Corporation and the Employee hereby agree that said lifetime insurance coverage is in the nature of supplemental income to the Employee, without any additional services from the Employee to the Corporation.

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         8. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted by and in accordance with the rules then in existence of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         9. Liability Insurance Coverage. The Corporation shall provide coverage to and for the Employee, as a named insured, under any Architects/Engineers Professional Liability, General Liability, and Directors and Officers Liability Insurance policies maintained by the Corporation. Said coverage provided to the Employee shall be coextensive with coverage to the Corporation both as to amount and description of services covered. The term and length of coverage under said policy shall extend to liability as a result of services performed by the Employee pursuant to this Agreement. The Corporation shall pay all deductible or first tier costs of any claim made against the Employee.

         10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida (without regard to the conflicts of laws thereof). All lawsuits and other proceedings related to this Agreement or the transactions herein described shall be commenced and held in Miami-Dade County, Florida and the Employee waives all rights to object to the laying of venue in such jurisdiction. In the event of any litigation or arbitration arising by virtue of this Agreement, the prevailing party shall be entitled to an award of all court costs, litigation and arbitration expenses and attorneys' fees at both trial and appellate levels.

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         11. Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered and given for all purposes, if delivered personally to the party or to an officer of the party to whom the same is directed, or, whether or not the same is actually received, if sent by registered or certified mail, postage and charges prepaid, properly addressed to the addressee's last known address.

         12. Claims Procedure. In the event Employee (or Beneficiary) does not receive a distribution of benefits to which he or she believes he or she is entitled, he or she may present a claim to the Board of Directors of the Corporation. The claim for benefits must be in writing and addressed to the Corporation. If the claim for benefits is denied, the Corporation shall notify the Employee (or Beneficiary) of the basis for the denial, any additional material or information necessary for the Employee (or Beneficiary) to perfect his or her claim, and the steps which the Employee (or Beneficiary) must take to have the claim for benefits reviewed.

             If a claim for benefits has been denied, Employee (or Beneficiary) may file a written request for a review of his or her claim by the Board of Directors. The decision of the Board of Directors shall be made within sixty
(60) days after receipt of a request for review and shall be communicated in writing to the claimant. Such written notice shall set forth the basis for the Board of Directors' decision. If there are special circumstances (such as the need for a hearing) which require an extension of time for completing the review, the Board of Directors' decision shall be rendered not later than one hundred twenty (120) days after receipt of a request for a review.

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         13. Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.

         14. No Oral Modification. No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any breach or condition of this Agreement or of any other subsequent breach or condition, whether of like or different nature.

         15. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Corporation, its representatives, successors and assigns, and to the Employee, heirs and personal representatives and his designated beneficiaries. The Corporation and the Employee agree to execute any instruments and to perform any acts which are or may become necessary to effectuate this Agreement and to fulfill its terms.

         16. Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         IN WITNESS WHEREOF, the respective Corporation has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand

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and seal as of the date first above written.

                                    POST, BUCKLEY, SCHUH &
                                    JERNIGAN, INC.

ATTEST

By /s/ BECKY S. SCHAFFER            By /s/ RICHARD A. WICKETT
   ---------------------------         -----------------------------------------
       Becky S. Schaffer                   Richard A. Wickett
       Assistant Secretary                 Senior Executive Vice President
                                           Chief Financial Officer


                                    THE PBSJ CORPORATION

ATTEST

By /s/ BECKY S. SCHAFFER            By /s/ H. MICHAEL DYE
   ---------------------------         -----------------------------------------
       Becky S. Schaffer                   H. Michael Dye
       Assistant Secretary                 President & Chief Operating Officer


                                    EMPLOYEE

WITNESS:

/s/ BECKY S. SCHAFFER               /s/ WILLIAM W. RANDOLPH
------------------------------      --------------------------------------------
                                        William W. Randolph

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